Consent Of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of rVue Holdings, Inc. of our report dated March 1, 2011, relating to the consolidated financial statements of rVue Holdings, Inc. and subsidiary.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RubinBrown LLP
St. Louis, Missouri
May 25, 2011